EXHIBIT 99

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS

Fourth Quarter Highlights

•	Net income of $2.1 million, down $23,000, or 1.1%, from fourth quarter of 2003

•	Diluted earnings per share of $0.53, unchanged from fourth quarter of 2003

•	Net interest income up $1.5 million, or 22.1%, over fourth quarter of 2003

•	Net interest margin up 23 basis points over fourth quarter of 2003

•	Investment security loss of $539,000 recorded in fourth quarter of 2004

Annual Highlights

•	Record net income of $9.3 million, up $685,000, or 8.0%, over 2003

•	Diluted earnings per share of $2.31, up $0.15, or 6.9%, over 2003

•	Net interest income up $6.0 million, or 24.2%, over 2003

•	Net interest margin up 19 basis points over 2003

•	Gains on sales of securities and loans down $5.3 million from 2003

EARNINGS SUMMARY	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net income	$2,121,976	2,145,198	$9,289,797	8,605,247
Diluted earnings per share	$0.53	0.53	$2.31	2.16
Return on average assets	0.88%	1.03	1.01	1.10
Return on average equity	9.85%	10.45	11.03	10.85
Book value per share	$18.95	17.93	$18.95	17.93

ROCHESTER, MINNESOTA, January 24, 2005. . . HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $961 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.1 million for the fourth quarter of 2004, down $23,000, or 1.1%, from net income of $2.1 million for the fourth quarter of 2003. Diluted earnings per common share for the fourth quarter of 2004 were $0.53, unchanged from $0.53 for the fourth quarter of 2003.

Fourth Quarter Results

Net Interest Income

Net interest income was $8.3 million for the fourth quarter of 2004, an increase of $1.5 million, or 22.1%, compared to $6.8 million for the fourth quarter of 2003. Interest income was $13.7 million for the fourth quarter of 2004, an increase of $1.8 million, or 14.7%, from $11.9 million for the same period in 2003. Interest income increased primarily because of an increase in the average interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $105 million increase in commercial and consumer loans between the periods. The increase in interest income on commercial and consumer loans was partially offset by lower income on the single-family loan portfolio due to a decrease in the outstanding balance and lower interest rates of this portfolio in the fourth quarter of 2004 when compared to the same period in 2003. The yield earned on interest-earning assets was 6.00% for the fourth quarter of 2004, an increase of 2 basis points from the 5.98% yield for the fourth quarter of 2003.

Interest expense was $5.4 million for the fourth quarter of 2004, an increase of $262,000, or 5.1%, from $5.2 million for the fourth quarter of 2003. Interest expense increased because of the $147 million in deposit growth that was experienced between the periods which was due primarily to an increase in commercial deposit accounts. The increase in interest expense caused by the increased deposits was partially offset by a decrease in the average interest rate paid on deposits. The decrease in the average rate was primarily the result of the $88 million in growth that was experienced in checking and money market accounts between the periods, which generally have lower interest rates than other deposit accounts. The average interest rate paid on interest-bearing liabilities was 2.51% for the fourth quarter of 2004, a decrease of 24 basis points from the 2.75% paid for the fourth quarter of 2003. Net interest margin (net interest income divided by average interest earning assets) for the fourth quarter of 2004 was 3.62%, an increase of 23 basis points, compared to 3.39% for the fourth quarter of 2003.

Provision for Loan Losses

The provision for loan losses was $714,000 for the fourth quarter of 2004, an increase of $4,000, or 0.6%, from $710,000 for the fourth quarter of 2003. The provision for loan losses increased primarily due to an increase in the reserves established on two commercial lending relationships in the fourth quarter of 2004. This increase in the provision was partially offset by the slower loan growth that was experienced in the commercial and consumer loan portfolios during the fourth quarter of 2004 when compared to the fourth quarter of 2003. Total non-performing assets were $4.9 million at December 31, 2004, a decrease of $153,000, or 3.0%, from the $5.0 million in non-performing assets at December 31, 2003. Non-performing loans decreased by $350,000, non-performing other assets decreased by $9,000, and foreclosed and repossessed assets increased by $206,000 between the periods.

Non-Interest Income and Expense

Non-interest income was $1.2 million for the fourth quarter of 2004, a decrease of $737,000, or 38.8%, from $1.9 million for the fourth quarter of 2003. Security losses increased $580,000 between the periods primarily due to a write down of a Federal Home Loan Mortgage Corporation (FHLMC) preferred stock investment in the fourth quarter of 2004 whose decline in value due to decreased interest rates was determined to be other than temporary. Gain on sales of loans decreased by $213,000 due to a decrease in the mortgage loan activity in the fourth quarter of 2004 when compared to the same period of 2003. Earnings in limited partnerships decreased by $76,000 between the periods primarily because the Company’s investment in a limited partnership that invested in the common stock of other financial institutions was liquidated in the first quarter of 2004. These decreases in non-interest income were partially offset by an increase of $70,000 in fees and service charges between the periods due to an increase in the number of deposit accounts and the fees charged. Other non-interest income increased by $46,000 primarily due to increases in rental income and one time gains recognized on the sale of fixed assets.

Non-interest expense was $5.4 million for the fourth quarter of 2004, an increase of $429,000, or 8.7%, from $4.9 million for the fourth quarter of 2003. The increase was due to an increase of $363,000 in compensation and benefit expense caused primarily by increased health insurance costs in the fourth quarter of 2004 when compared to the same period of 2003. Data processing expense increased by $40,000 due to an increase in the number of customers served and the services used. Other expenses increased by $70,000 between the periods primarily because of increased costs associated with implementation of the internal control evaluation and reporting requirements of the Sarbanes Oxley legislation and increased check processing costs caused by increased activity. Income tax expense increased by $344,000 between the periods due to increased taxable income and changes in state tax allocations and tax basis.

Return on Assets and Equity

Return on average assets for the fourth quarter of 2004 was 0.88%, compared to 1.03% for the fourth quarter of 2003. Return on average equity was 9.85% for the fourth quarter of 2004, compared to 10.45% for the same quarter in 2003. Book value per common share at December 31, 2004 was $18.95, compared to $17.93 at December 31, 2003.

Annual Results

Net Income

Net income was $9.3 million for the year ended December 31, 2004, an increase of $685,000, or 8.0%, compared to $8.6 million for the year ended December 31, 2003. Diluted earnings per common share for the year ended December 31, 2004 were $2.31, up $0.15, or 6.9%, from $2.16 for the year ended December 31, 2003.

Net Interest Income

Net interest income was $30.6 million for the year ended December 31, 2004, an increase of $6.0 million, or 24.2%, from $24.6 million in 2003. Interest income was $51.6 million for the year ended December 31, 2004, an increase of $6.7 million, from $44.9 million for the same period in 2003. Interest income increased primarily because of an increase in average interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $105 million increase in the commercial and consumer loan portfolios between the periods. These portfolios represented 78% of the Company’s outstanding loans at December 31, 2004. The increase in interest income as a result of the increased interest-earning assets more than offset the decrease in the interest rates earned on the assets between the periods. The yield earned on interest-earning assets was 5.90% for the year ended December 31, 2004, a decrease of 14 basis points from the 6.04% yield for the same period of 2003.

Interest expense was $21.0 million for the year ended December 31, 2004, an increase of $704,000, or 3.5%, from the $20.3 million for the same period in 2003. Interest expense on deposits and Federal Home Loan Bank advances increased by $2.1 million due to the $132 million increase in the average outstanding balance of deposits and advances between the periods. This increase was partially offset by a $1.4 million decrease in interest expense due to a decline in the interest rates paid. The average interest rate paid on interest-bearing liabilities was 2.53% for the year ended December 31, 2004, a decrease of 38 basis points from the 2.91% in 2003. Net interest margin (net interest income divided by average interest earning assets) for the year ended December 31, 2004 was 3.50%, a 19 basis point increase, compared to 3.31% for 2003.

Provision for Loan Losses

The provision for loan losses was $2.8 million for the year ended December 31, 2004, an increase of $145,000, or 5.6%, from $2.6 million in 2003. The provision for loan losses increased primarily due to an increase in reserves established on two commercial lending relationships during the year. This increase was partially offset by the slower loan growth that was experienced in the commercial and consumer loan portfolios during 2004 when compared to 2003. Commercial and consumer loans generally require a larger provision due to the greater inherent credit risk of these loans. Total non-performing assets were $4.9 million at December 31, 2004, a decrease of $153,000, or 3.0%, from the $5.0 million in non-performing assets at December 31, 2003. Non-performing loans decreased by $350,000, non-performing other assets decreased by $9,000, and foreclosed and repossessed assets increased by $206,000 between the periods.

Non-Interest Income and Expense

Non-interest income was $6.0 million for the year ended December 31, 2004, a decrease of $4.3 million, or 41.8%, from $10.3 million for the same period in 2003. Gain on sales of loans decreased by $3.5 million due to the significant decrease in mortgage loan origination activity in 2004 when compared to 2003. Non-interest income decreased by $1.8 million because of lower gains on security sales and the $539,000 write down of a FHLMC preferred stock investment in the fourth quarter of 2004 whose decline in value due to decreased interest rates was determined to be other than temporary. Fees and service charges increased by $472,000 between the periods due primarily to an overdraft protection program that was implemented during the second quarter of 2003 and because of increases in the number of deposit accounts and the fees charged. Mortgage servicing fees increased by $171,000 due to the increased size of the mortgage loan servicing portfolio between the periods. Losses from limited partnerships decreased by $217,000 between the years primarily because the Company’s investment in a limited partnership that invested in mortgage servicing rights was dissolved in the second quarter of 2003. Other non-interest income increased by $199,000 primarily because of increased revenues from the sale of uninsured investment products.

Non-interest expense was $20.2 million for the year ended December 31, 2004, an increase of $508,000, or 2.6%, from $19.7 million for the same period in 2003. Compensation and benefits expense increased by $1.5 million due to increases in health insurance and annual payroll costs due to increased staffing during the year. Occupancy expense increased by $206,000 primarily because of real estate tax increases on existing facilities and increased expenses related to the additional corporate facilities that were put in place in the first quarter of 2004. Amortization expense on mortgage servicing rights decreased by $921,000 between the periods because of a decrease in the prepayments on the mortgage loans being serviced. Data processing costs decreased by $179,000 primarily because of the renegotiation of a third party service contract in the fourth quarter of 2003. Income tax expense was $4.4 million for the year ended December 31, 2004, an increase of $349,000, or 8.7%, compared to $4.0 million for the same period in 2003. The increase in income tax expense is primarily due to an increase in taxable income.

Return on Assets and Equity

Return on average assets for the year ended December 31, 2004 was 1.01%, compared to 1.10% for the same period in 2003. Return on average equity was 11.03% for the year ended December 31, 2004, compared to 10.85% for the same period in 2003.

President’s Statement

“I am pleased to report record earnings in 2004 despite the $5.3 million decline in the gains recognized on the sale of securities and mortgage loans,” said HMN President Michael McNeil. “Our ability to grow and change the mix of our assets and liabilities increased net interest income by $6.0 million and was a significant factor in obtaining the record results in 2004.”

General Information

HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates nine full service offices in southern Minnesota located in Albert Lea, Austin, LaCrescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices located in St. Cloud, Minnesota and in West Des Moines, Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates branches in Edina and Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company’s financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, changes in monetary and fiscal policies of the federal government or changes in tax laws. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)
	December 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$34,298,394	30,496,823
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $9,509,377 and $13,707,005)	9,150,871	13,048,718
Other marketable securities
(amortized cost $95,097,051 and $91,035,285)	94,521,512	91,615,047

	103,672,383	104,663,765

Loans held for sale	2,711,760	6,542,824
Loans receivable, net	783,213,262	688,951,119
Accrued interest receivable	3,694,133	3,462,221
Real estate, net	140,608	73,271
Federal Home Loan Bank stock, at cost	9,292,800	10,004,400
Mortgage servicing rights, net	3,231,242	3,447,843
Premises and equipment, net	12,464,265	12,110,151
Investment in limited partnerships	168,258	617,042
Goodwill	3,800,938	3,800,938
Core deposit intangible	333,617	447,474
Prepaid expenses and other assets	2,638,681	2,108,575
Deferred tax asset	1,012,700	0

Total assets	$960,673,041	866,726,446

Liabilities and Stockholders’ Equity
Deposits	$698,902,185	551,687,995
Federal Home Loan Bank advances	170,900,000	203,900,000
Accrued interest payable	1,314,356	766,837
Customer escrows	762,737	22,457,671
Accrued expenses and other liabilities	5,022,927	6,952,600
Deferred tax liabilities	0	26,300

Total liabilities	876,902,205	785,791,403

Commitments and contingencies
Minority interest	0	3,986
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
Authorized 500,000 shares; issued and outstanding shares none	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91,287	91,287
Additional paid-in capital	57,875,595	57,863,726
Retained earnings, subject to certain restrictions	91,408,028	85,364,657
Accumulated other comprehensive income (loss)	(604,446)	(50,725)
Unearned employee stock ownership plan shares	(4,544,300)	(4,738,084)
Treasury stock, at cost 4,708,798 and 4,616,010	(60,455,328)	(57,599,804)

Total stockholders’ equity	83,770,836	80,931,057

Total liabilities and stockholders’ equity	$960,673,041	866,726,446

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
	(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Interest income:
Loans receivable	$12,742,396	11,171,735	47,962,485	41,800,039
Securities available for sale:
Mortgage-backed and related	92,434	96,848	385,067	272,253
Other marketable	717,309	543,231	2,897,834	2,386,590
Cash equivalents	57,311	30,289	164,061	128,948
Other	68,224	80,270	207,240	349,150

Total interest income	13,677,674	11,922,373	51,616,687	44,936,980

Interest expense:
Deposits	3,383,353	2,835,691	12,398,505	10,274,188
Federal Home Loan Bank advances	2,044,354	2,329,989	8,594,790	10,014,865

Total interest expense	5,427,707	5,165,680	20,993,295	20,289,053

Net interest income	8,249,967	6,756,693	30,623,392	24,647,927
Provision for loan losses	714,000	710,000	2,755,000	2,610,000

Net interest income after provision
for loan losses	7,535,967	6,046,693	27,868,392	22,037,927

Non-interest income:
Fees and service charges	761,648	691,495	2,776,553	2,304,090
Mortgage servicing fees	298,971	281,697	1,168,760	998,200
Securities gains (losses), net	(539,000)	41,308	(535,188)	1,274,537
Gain on sales of loans	434,534	647,605	1,702,979	5,240,442
Earnings (losses) in limited partnerships	(6,501)	69,856	(26,118)	(243,305)
Other	212,281	166,612	880,233	681,518

Total non-interest income	1,161,933	1,898,573	5,967,219	10,255,482

Non-interest expense:
Compensation and benefits	2,646,270	2,283,139	10,186,538	8,675,596
Occupancy	959,612	1,024,538	3,629,766	3,423,745
Federal deposit insurance premiums	25,366	17,686	95,465	72,524
Advertising	138,826	114,820	430,417	392,833
Data processing	277,604	237,438	930,144	1,109,098
Amortization of mortgage servicing rights, net
of servicing costs	265,968	276,993	1,061,407	1,982,337
Other	1,044,615	974,268	3,828,086	3,997,243

Total non-interest expense	5,358,261	4,928,882	20,161,823	19,653,376

Income before income tax expense	3,339,639	3,016,384	13,673,788	12,640,033
Income tax expense	1,218,400	874,200	4,387,100	4,037,800

Income before minority interest	2,121,239	2,142,184	9,286,688	8,602,233
Minority interest	(737)	(3,014)	(3,109)	(3,014)

Net income	$2,121,976	2,145,198	9,289,797	8,605,247

Basic earnings per share	$0.55	0.55	2.40	2.26

Diluted earnings per share	$0.53	0.53	2.31	2.16

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended		Year Ended
SELECTED FINANCIAL DATA:	December 31,		December 31,
(dollars in thousand, except per share data)	2004	2003	2004	2003
I. OPERATING DATA:
Interest income	$13,678	11,923	51,617	44,937
Interest expense	5,428	5,166	20,993	20,289
Net interest income	8,250	6,757	30,624	24,648
II. AVERAGE BALANCES:
Assets (1)	954,343	828,995	918,853	781,613
Loans receivable, net	770,747	674,561	736,987	615,553
Mortgage-backed and related securities (1)	9,833	15,438	11,225	21,885
Interest-earning assets (1)	907,174	791,154	874,563	743,892
Interest-bearing liabilities	861,977	744,713	829,929	697,539
Equity (1)	85,669	81,412	84,214	79,324
III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.88%	1.03%	1.01%	1.10%
Interest rate spread information:
Average during period	3.49	3.23	3.37	3.09
End of period	3.66	3.19	3.66	3.19
Net interest margin	3.62	3.39	3.50	3.31
Ratio of operating expense to average
total assets (annualized)	2.23	2.36	2.19	2.51
Return on average equity (annualized)	9.85	10.45	11.03	10.85
Efficiency	56.93	56.95	55.10	56.31

	December 31,	December 31,
	2004	2003

IV. ASSET QUALITY :
Total non-performing assets	$4,882	5,035
Non-performing assets to total assets	0.51%	0.58%
Non-performing loans to total loans
receivable, net	0.55%	0.68%
Allowance for loan losses	$8,996	6,940
Allowance for loan losses to total loans receivable, net	1.15	1.01
Allowance for loan losses to non-performing loans	207.30	147.99

V. BOOK VALUE PER SHARE:
Book value per share	$18.95	17.93

	Year Ended	Year Ended
	Dec 31, 2004	Dec 31, 2003

VI. CAPITAL RATIOS :
Stockholders’ equity to total assets,
at end of period	8.72%	9.34%
Average stockholders’ equity to
average assets (1)	9.17	10.15
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	105.38	106.65

	December 31,	December 31,
	2004	2003

VII. EMPLOYEE DATA:
Number of full time equivalent employees.	208	203

(1)	Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.